Exhibit 99.1

HOST HOTELS & RESORTS, INC. ANNOUNCES NEW ROLE FOR JIM RISOLEO

BETHESDA, MD — November 8, 2011 — Host Hotels & Resorts, Inc.® (NYSE: HST) today announced that Jim Risoleo will assume a new position with the company as executive vice president and managing director – Europe, effective January 1, 2012. This new position comes as a result of Mr. Risoleo’s decision to relocate out of the D.C. area, where Host’s corporate headquarters is located. Mr. Risoleo has served as executive vice president, chief investment officer since 2000, having joined Host in 1996.

In his new role, Mr. Risoleo will be responsible for the management of the Company’s European business activities. His focus will be on acquisition and disposition activities for the Company as well as for the European Joint Venture in which the Company holds an interest with APG Strategic Real Estate Pool NV, a Dutch Pension Fund, and Jasmine Hotel Pte Ltd., an affiliate of the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd. The European Joint Venture currently owns 13 luxury and upper-upscale hotels in seven countries. Host is a significant investor in the Venture and serves as managing partner. Mr. Risoleo will continue his role as a member of executive management of the Company.

“With a successful 15-year career at Host, I am thrilled that Jim has decided to manage our European operations and continue to be an integral member of our team,” said W. Edward Walter, president and chief executive officer of Host Hotels & Resorts, Inc. “His contributions have been invaluable and instrumental in our domestic and international growth and formation of our joint ventures in both Europe and Asia.”

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 105 properties in the United States and 16 properties internationally totaling approximately 65,000 rooms. The Company also holds non-controlling interests in a joint venture in Europe that owns 13 hotels with approximately 4,200 rooms and a joint venture in India that is developing seven hotels in three cities with approximately 1,800 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.